Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the August 31, 2016 filing of the Pre-effective Amendment No. 1 to Form F-3 Registration Statement of John Hancock Life Insurance Company (U.S.A.), guaranteed by Manulife Financial Corporation relating to the deferred combination fixed and variable annuity contracts with market value adjustment interests, and to incorporation by reference therein of our reports dated (a) February 18, 2016 with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2015 and 2014, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2015; and (b) February 19, 2015, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2014 and 2013, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2014, included respectively in its 2015 Annual Report (Form 40-F) and its 2014 Annual Report (Form 40-F as amended on Form 40-F/A) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

August 31, 2016